Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
KAMAN CORPORATION

The certificate of incorporation of Kaman Corporation, as amended to this date, is further amended and restated in its entirety to read as follows:

FIRST

The name of the corporation is Kaman Corporation (the “corporation”).

SECOND

The authorized capital stock of the corporation is 100 shares of Common Stock, par value $0.01 per share.

THIRD

The Registered Agent of the corporation is CT Corporation System, 67 Burnside Avenue, East Hartford 06108.